Media Contact: Nora Murray SHIFT Communications 415-591-8455 real@shiftcomm.com	Exhibit 99.3

REALNETWORKS APPOINTS ROB GLASER TO BE PERMANENT CEO
RealPlayer Cloud Passes 5 Million Registered Users in 9 Months

SEATTLE, July 30, 2014 – RealNetworks, Inc. (NASDAQ: RNWK) today announced that Rob Glaser – who founded the company in 1994 – has been appointed permanent CEO of the global digital media technology company.

“Rob is the best person to complete Real’s turnaround and to lead the company into the future,” said Dominique Trempont, lead independent director of the RealNetworks Board. “The Board greatly respects his leadership, vision, and the excellence of the team Rob has assembled.”

“I’m honored to be named Real’s CEO,” Glaser said. “In the 2 years I’ve been interim CEO, we’ve made tremendous progress revitalizing Real’s leadership team and products. We've introduced innovative and exciting new products like RealPlayer® Cloud, LISTEN™ and the upcoming Slingo® Adventure. We’ve also made great progress in revitalizing Rhapsody, in partnership with Columbus Nova and Rhapsody’s terrific management team. In this next phase, we will both continue to deliver compelling products that consumers embrace, and also leverage the popularity of our products to re-establish the company’s financial success.”

RealNetworks also announced today that RealPlayer Cloud has more than 5 million registered users, up from 2 million just 3 months ago. RealPlayer Cloud users, in the aggregate, upload more than 4.5 terabytes of content each day. RealPlayer Cloud is now available on 11 consumer platforms, including most recently Amazon’s new Fire phone, and in 9 languages, most recently Korean and Traditional Chinese.

Yesterday, Rhapsody International – in which RealNetworks holds a 45 percent equity stake – announced it now has more than 2 million paying subscribers, up from 1.7 million just 3 months ago. Last month, Rhapsody introduced Rhapsody unRadio, a breakthrough radio-based service, in partnership with T-Mobile USA, and now also in partnership with France’s SFR under the name Napster Découverte (Napster Discovery).

Glaser founded RealNetworks in February 1994 and served as its CEO until January 2010. He was named interim CEO in July 2012. He lives in Seattle with his 3 children and his partner Maggie Savarino.

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About RealNetworks, Inc.
RealNetworks creates innovative products and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type, and social network. Find RealNetworks corporate information at www.realnetworks.com.

RealNetworks and its respective logos are trademarks, registered trademarks, or service marks of RealNetworks. Other products and company names mentioned are the trademarks of their respective owners.

Forward Looking Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to RealNetworks’ current expectations regarding future products and financial performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements that reflect RealNetworks’ expectations as of today. Actual results could differ materially from those predicted due to factors such as the risks included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements or information.

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